                 [LETTERHEAD OF LEBOEUF, LAMB, GREENE & MACRAE]



                                           February 3, 1994



     United Water Resources Inc.
     200 Old Hook Road
     Harrington Park, New Jersey 07640

          Re:  Registration Statement on Form S-4
               -----------------------------------

     Gentlemen:

               We are acting as counsel to United Water Resources Inc. (the "Company") in connection with the merger (the "Merger") of GWC Corporation with and into the Company pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 15, 1993 (the "Merger Agreement"). This opinion is being furnished to the Company in connection with the filing of the above-referenced Registration Statement of the Company on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering 9,295,944 shares of the Company's common stock, without par value (including Series A Participating Preferred Stock Purchase Rights) (the "Common Stock"), 3,983,976 shares of the Company's Series A Cumulative Convertible Preference Stock, without par value (the "Preference Stock"), and 300,000 shares of the Company's Series B 7 5/8% Cumulative Preferred Stock, without par value (the "Preferred Stock").

               In connection with this opinion, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement providing for the issuance of the Common Stock, Preference Stock and Preferred Stock, and such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us

United Water Resources Inc.
February 3, 1994
Page 2



as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid Registration Statement, Merger Agreement, instruments, certificates, records and documents.

        Based upon the foregoing examination, we are of the opinion that the Common Stock, Preference Stock and Preferred Stock, when issued as provided in the Merger Agreement and in the manner described in the Registration Statement, assuming such issuance is in compliance with the Securities Act and applicable state Blue Sky laws, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, Preference Stock and Preferred Stock, as the case may be.

        We hereby consent to the use of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name in the Registration Statement and the Prospectus contained in the Registration Statement, and in any amendments thereof or supplements thereto.

                                           Very truly yours,


                                           /s/ LeBoeuf, Lamb, Greene & MacRae